Exhibit 3.11

THE COMMONWEALTH OF MASSACHUSETTS

OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE

MICHAEL J. CONNOLLY, Secretary

ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

ARTICLES OF ORGANIZATION

(Under G.I. Ca. 156B)

Article I

The name of the corporation is:

Advantage Rehabilitation Clinics, Inc.

Article II

The purpose of the corporation is the following activities:

To operate and maintain physical therapy practices and rehabilitation clinics licensed, where necessary, under Chapter 111 of the Massachusetts General Laws or such other jurisdictions in which they may conduct business and to carry out all activities incidental thereto.

To purchase, hold, acquire, sell, pledge, transfer, mortgage and otherwise dispose of shares of the capital stock and bonds, or the evidence of indebtedness created by other corporations and, while the holder thereof, to exercise all the rights and privileges of ownership.

To subscribe for, take, acquire, hold, sell, exchange and deal in shares, stocks, bonds, obligations and securities of any corporation, government, authority or company; to form, promote, subsidize and assist companies, syndicates or partnerships of all kinds and to finance and refinance the same; and to guaranty the obligations of other persons, firms or corporations.

To carry on any business, operation or activity referred to in the foregoing paragraphs either alone or in conjunction with, or as a partnership, joint venture or other arrangement with, any corporation, association, trust, firm or individual.

In general, to do anything permitted by all present and future laws of the Commonwealth of Massachusetts applicable to business corporations.

Article III

The type and status of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

WITHOUT PAR VALUE STOCKS		WITH PAR VALUE STOCKS
TYPE	Number of Shares	TYPE	Number of Shares	Par Value
COMMON:		COMMON:	200,000	$0.01
PREFERRED:		PREFERRED:

Article IV

If more than ??? class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established with any class.

N/A

Article V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

Article VI

Other lawful provisions, if any, for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders: (If there are no provisions state “None.”)

(See Page 6A attached hereto)

PAGE 6A

Advantage Rehabilitation Clinics, Inc.

ARTICLES OF ORGANIZATION (Continued)

Article VI (Continued)

Other Lawful Provisions:

a.	Meeting of the stockholders of the Corporation may be held anywhere in the United States.

b.	The Directors of the Corporation may make, amend or repeal the By-Laws of the Corporation in whole or in part, except with respect to any provisions thereof which by law or by the By-Laws requires action by the stockholders.

c.	The Corporation may be a partner in any business enterprise which the Corporation would have the power to conduct itself.

d.	No Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate the liability of a Director to the extent that such liability is imposed by applicable law (i) for any breach of the Director’s duty or loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 or successor provisions of the Massachusetts Business Corporation Law or (iv) for any transaction from which the Director derived an improper personal benefit. This provision shall not eliminate the liability of a Director for any act or omission occurring prior to the date upon which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any Director for or with respect to any acts or omissions of such Director occurring Prior to such amendment or repeal.

Article VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

The information contained ARTICLE VIII is NOT a PERMANENT part of the Articles of Organization and may be changed ONLY by filing the appropriate form provided therefore.

Article VIII

a.	The post office address of the corporation in MASSACHUSETTS is:

304 Cambridge Road, Woburn, Massachusetts 01801

b.	the name, residence and post office address (if different) of the directors and officers of the corporation are as follows:

POSITION	NAME	RESIDENCE	POST OFFICE ADDRESS
President:	Michael P. Curran, Ph.D.	36 Christine Terrace S. Weymouth, MA 02190	Same as residence

Treasurer:	Robert E. Spencer	31 Clark Hill Dr. N. Easton, MA 02356	Same as residence

Clerk:	Robert E. Spencer	31 Clark Hill Dr. N. Easton, MA 02356	Same as residence

Director:	Raymond J. Dunn, III (Chairman of the Board)	169 Whitcomb Ave. Littleton, MA 01460	Same as residence

(Additional Directors are continued on Page 8A attached hereto)

c.	The fiscal year of the corporation shall end on the last day of the month of: August

d.	The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any, is:

Article IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF and under the pains and penalties of perjury, I/WE, whose signature(s) appear below as incorporator(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming a corporation under the provisions of General Laws Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 15th day of January 1993

/s/ Richard P. Quinlan
Richard P. Quinlan, Esquire
c/o Advantage Health Corporation
304 Cambridge Road
Woburn, MA 01801

PAGE 8A

Advantage Rehabilitation Clinics, Inc.

ARTICLES OF ORGANIZATION (Continued)

Article VIII (Continued)

(b) (Continued)

POSITION	NAME	RESIDENCE	POST OFFICE ADDRESS
Director:	Michael P. Curran	36 Christine Terrace S. Weymouth, MA 02190	Same as residence

Director:	Robert E. Spencer	31 Clark Hill Dr. N. Easton, MA 02356	Same as residence